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                                                                    Exhibit 99-1

March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:      Representations by Arthur Andersen LLP

In connection with the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, Arthur Andersen LLP has made to us the following representations related to their report, dated February 5, 2002, covering our consolidated financial statements as of December 31, 2001 and 2000 and for each of the three-year periods ended December 31, 2001, 2000 and 1999:

Arthur Andersen has represented to us that (i) their audits were subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and (ii) there was appropriate continuity of Andersen personnel working on the audits as well as availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to this audit.

Sincerely,

/s/ H. Ravi Brar

H. Ravi Brar

Chief Financial Officer (Principal Financial and Accounting Officer Pac-West Telecomm, Inc.